Exhibit 10.1

Magna Entertainment Corp.

MEC	337 Magna Drive
Aurora, Ontario,
Canada L4G 7K1
Tel (905) 726-2462
Fax (905) 726-2585

HAND DELIVERED

June 22, 2007

Mr. Michael A. Neuman

160 Valley Road

Toronto, Ontario

M2L 1G4

Dear Michael:

Reference is made to our recent conversations concerning your departure as Chief Executive Officer and as an employee and director of Magna Entertainment Corp. (“MEC” or the “Corporation”) and our agreements, which are as follows:

1.               Effective immediately (the “Effective Date”), your employment with MEC shall end and you shall resign as a director of MEC and as an officer and/or director of all subsidiaries of MEC or its affiliates for which you serve in such capacities.  You agree to promptly execute and provide to MEC all documents reasonably requested by MEC and its affiliates to evidence your resignation as a director and/or officer of MEC and its affiliates.

2.               Pursuant to Section 7(g) of your employment agreement with MEC dated February 27, 2007 (your “Employment Agreement”), you agree to execute the full and final release attached hereto as Schedule A (the “Release”), waiving any and all claims against the Corporation, its subsidiaries and their respective directors and officers.

3.               You acknowledge and agree that you are still subject to, and shall abide by, your obligations as set forth in Section 8 of your Employment Agreement.

4.               Pursuant to Section 7(e) of your Employment Agreement, and conditional upon you delivering an executed copy of the Release within 10 days of the Effective Date and you complying with the obligations set forth in Section 8 of your Employment Agreement, you shall be entitled to receive the pro rata portion of your Base Salary of US$500,000 and Annual Bonus of US$500,000 up to and including the Effective Date.  You acknowledge that you have received such Annual Bonus up to and including March 31, 2007 so that you are only entitled to such Annual Bonus for the period from April 1, 2007 to the Effective Date (the “2007 Second Quarter Partial Bonus”).  You shall receive prompt payment of the full amount of the 2007 Second Quarter Partial Bonus in cash (net of all applicable withholdings) from MEC at the same time that senior executives of MEC are paid their bonuses for the second quarter of 2007.

5.               Pursuant to Section 7(c) of your Employment Agreement, and conditional upon you delivering an executed copy of the Release within 10 days of the Effective Date and you complying with the obligations set forth in Section 8 of your Employment Agreement, you shall be entitled to receive a retiring allowance of US$1,000,000, payable in cash (net of all applicable withholdings) monthly in arrears in twelve (12) equal instalments commencing thirty (30) days after the Effective Date.

6.               Pursuant to Section 7(c) of your Employment Agreement, and conditional upon you delivering an executed copy of the Release within 10 days of the Effective Date and you complying with the obligations set forth in Section 8 of your Employment Agreement, the Corporation shall maintain on your behalf the benefits referred to in Section 4(a) of your Employment Agreement for twelve (12) months from the Effective Date.

7.               You acknowledge and agree that no options were ever issued to you pursuant to Section 5 of your Employment Agreement and that the Corporation has no obligations to you under such section.

8.               As soon as reasonably practicable following the Effective Date, you shall submit a final expense report or reports for all outstanding expenses which you have incurred on behalf of MEC or any of its subsidiaries in accordance with typical practice and which have not previously been reimbursed.  All such expenses shall be reimbursed to you by MEC promptly following receipt of such expense report(s).

9.               MEC’s obligations to indemnify you pursuant to its by-laws shall continue in effect in respect of all your activities as a director, officer and employee of MEC and its subsidiaries, and MEC shall continue to cover you under its directors’ and officers’ insurance policies in respect of your service as an officer or director of MEC and its subsidiaries.

10.         Except as required by any applicable law, regulation or stock exchange rule, neither you nor MEC shall make any public announcement, issue any press release or otherwise make any communication with respect to your employment with MEC and/or your resignation as a director and officer of, and your departure from, MEC; provided, however, that on the Effective Date MEC shall issue the press release attached hereto as Schedule B.

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11.         You hereby acknowledge and agree that this letter agreement, including without limitation Schedule A, supersedes all previous agreements between you and MEC and its affiliates, whether oral or written, including without limitation your employment agreement.

If you are in agreement with the foregoing, would you kindly execute a duplicate copy of this letter where indicated and return the same to me.

Yours truly,

/s/ Frank Stronach
Frank Stronach Chairman

ACCEPTED and AGREED:

Date:
/s/ Michael A. Neuman
Michael A. Neuman

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Schedule A

Release and Resignation

To:                              Magna Entertainment Corp. and its affiliates

I hereby resign as an employee, officer and/or director of Magna Entertainment Corp. and its affiliates (collectively, “MEC”) effective June 22, 2007.

I hereby agree:

(i)                                    to, and do hereby, release MEC, its officers, directors and employees, its associates and affiliates and its shareholders, directors, officers, employees and agents and the respective successors and assigns of all such persons and corporations (collectively described as the “Corporation”) of and from all liabilities, damages, actions, causes of action, claims (including, without limitation, any claim under the Ontario Employment Standards Act) and demands, costs or expenses (including, without limitation, lawyers’ fees), agreements, deferred compensation, provisions and covenants, of any nature or kind now accrued, arising out of any employment relationship with the Corporation and the cessation thereof;

(ii)                                 that the release contained herein shall be binding on my heirs, executors, administrators, personal representatives and assigns;

(iii)                              not to make any claim or to commence or maintain any action or proceeding against any other person or corporation who might claim contribution, indemnity or relief over from the Corporation with respect to the subject matter of this release, excepting only any rights enforced in respect of directors’ and officers’ liability under policies of insurance for such;

(iv)                             at any time hereafter, except with the consent of MEC or as required by law, not to disclose any confidential information concerning the business and affairs of the Corporation and its customers and suppliers, including its trade secrets and confidential or proprietary information to which I have been exposed during the term of my employment with MEC; and

(v)                                nothing in this release affects my rights:

(a)                                  under my letter agreement with MEC dated June 22, 2007, relating to my departure from MEC;

(b)                                 to be indemnified and held harmless by MEC and to the benefit of coverage under any directors’ and officers’ insurance policy in respect of any claim that may be made against me respecting any act or thing arising from my having served as a director or officer of MEC and its affiliates; and

(c)                                  as a shareholder of MEC.

DATED this 26th day of June, 2007.

/s/ Michael A. Neuman
Michael A. Neuman

Schedule B

MEC Press Release

MEC

Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario,
Canada L4G 7K1

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES DEPARTURE OF
CHIEF EXECUTIVE OFFICER

June 22, 2007, Aurora, Ontario, Canada......Magna Entertainment Corp. (“MEC”) (NASDAQ: MECA; TSX: MEC.A) announced today that Michael Neuman, its Chief Executive Officer, will be leaving the company effective immediately to pursue other opportunities.  Frank Stronach, MEC’s Chairman, will assume the position of Interim Chief Executive Officer and stated: “Michael worked very hard during his time at MEC and we wish him well in his future endeavors.”  Mr. Neuman stated: “I wish my colleagues at MEC well going forward and hope that the company will be successful in implementing its long-term plans.”

Mr. Stronach also noted that “MEC remains focused on implementing the strategic initiatives described at our recent annual meeting, including the sale of non-core assets to further reduce debt.”

MEC, North America’s largest owner and operator of horse racetracks, based on revenue, acquires, develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. MEC also develops, owns and operates casinos in conjunction with its racetracks where permitted by law. MEC owns and operates AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry, XpressBet®, a national Internet and telephone account wagering system, as well as MagnaBet™ internationally.  Pursuant to joint ventures, MEC has a fifty percent interest in HorseRacing TV™, a 24-hour horse racing television network, and TrackNet Media Group LLC, a content management company formed for distribution of the full breadth of MEC’s horse racing content.

For more information, please contact:

Blake Tohana
Executive Vice-President and Chief Financial Officer
Magna Entertainment Corp.
905-726-7493